Exhibit 99.1

Introgen Therapeutics Reports Second Quarter 2008 Financial Results and Recent Corporate Highlights

AUSTIN, Texas--(BUSINESS WIRE)--Introgen Therapeutics, Inc. (NASDAQ: INGN), a developer of targeted molecular therapies for cancer, announced today its financial results for the quarter and six months ended June 30, 2008, and highlighted recent corporate and product developments.

Recent Highlights

  Announced positive data from Phase III clinical trial of ADVEXIN® therapy for recurrent, refractory head and neck cancer, and presented supporting survival data at the American Society of Gene Therapy Annual Meeting and the American Association for Cancer Research’s Cancer Clinical Trials and Personalized Medicine Conference
    ADVEXIN demonstrated a statistically significant increased survival benefit compared to methotrexate in p53 biomarker population
    ADVEXIN demonstrated a statistically significant increase in tumor response compared to methotrexate in p53 biomarker population
    ADVEXIN is well tolerated with less serious side effects compared to conventional cancer therapies
    ADVEXIN and methotrexate are effective in different and complementary groups of patients dependent upon patients’ p53 biomarker profiles
  Submitted ADVEXIN Biologics License Application (BLA) to the United States Food and Drug Administration (FDA) and Marketing Authorization Application (MAA) to the European Medicines Evaluation Agency (EMEA)
  Established Introgen Technical Services to pursue contract production, process development and manufacturing services
  Formed strategic alliance with the Texas A&M University System to address opportunities for process development and production of therapeutics, vaccines, delivery systems and devices for human and veterinary applications.

Second Quarter 2008 Financial Results

During the quarter, the company’s cash, cash equivalents and short-term investments decreased $5.5 million as a result of the use of those resources to conduct its business, which is consistent with the anticipated decrease in the amount of these resources consumed as compared to the quarter ended June 30, 2007. Introgen’s cash, cash equivalents and short-term investments were $11.0 million at June 30, 2008.

Revenue was $121,000 for the quarter ended June 30, 2008, compared to revenue of $82,000 for the quarter ended June 30, 2007. Operating expense was $6.6 million for the quarter ended June 30, 2008, compared to operating expense of $8.3 million for the quarter ended June 30, 2007, which includes $1.1 million and $1.5 million, respectively, of expense related to share-based compensation. Operating expense for the second quarter declined primarily as a result of the completion of activities associated with the ADVEXIN® regulatory filings in both the U.S. and Europe.

The company’s net loss was $6.3 million, or $0.14 per share, for the quarter ended June 30, 2008. These results compare to a net loss of $7.7 million, or $0.18 per share, for the comparable quarter ended June 30, 2007.

Six Months Financial Results

Revenue was $307,000 for the six months ended June 30, 2008, compared to revenue of $404,000 for the six months ended June 30, 2007. Operating expense was $13.9 million for the six months ended June 30, 2008, compared to operating expenses of $14.7 million for the six months ended June 30, 2007, which includes $2.2 million and $2.8 million, respectively, of expense related to share-based compensation.

The company’s net loss was $8.7 million, or $0.20 per share, for the six months ended June 30, 2008. These results compare to a net loss of $13.4 million, or $0.31 per share, for the six months ended June 30, 2007.

About Introgen

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its ADVEXIN clinical and research programs for the treatment of cancer, regulatory submissions in the U.S. and Europe and Introgen’s financial performance. Only the FDA and EMEA can determine whether ADVEXIN can be marketed in the United States and Europe. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

Editor's Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s website at www.introgen.com.

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	JUNE 30,	DECEMBER 31,
	2008	2007
	(Unaudited)

(Thousands)

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	$11,016	$14,905

MARKETABLE SECURITIES	0	10,165

OTHER CURRENT ASSETS	535	706

PROPERTY AND EQUIPMENT, NET	4,074	4,442

OTHER ASSETS	253	265

TOTAL ASSETS	$15,878	$30,483

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$6,474	$7,240

NOTES PAYABLE, NET OF CURRENT PORTION	7,022	7,155

OTHER LONG TERM LIABILITIES	6	79

TOTAL LIABILITIES	13,502	14,474

NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	2	6

TOTAL STOCKHOLDERS' EQUITY	2,374	16,003

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,878	$30,483

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2008	2007	2008	2007
	(Thousands except per share information.)

CONTRACT SERVICES, GRANT AND OTHER REVENUE
	$121	$82	$307	$404

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	4,154	4,763	8,836	7,938
GENERAL AND ADMINISTRATIVE	2,490	3,533	5,021	6,800

TOTAL OPERATING EXPENSES	6,644	8,296	13,857	14,738

LOSS FROM OPERATIONS	(6,523)	(8,214)	(13,550)	(14,334)

REALIZED GAIN ON SALE OF MARKETABLE SECURITIES	0	0	4,388	0
INTEREST INCOME, INTEREST EXPENSE AND
OTHER INCOME, NET	177	451	411	968

LOSS BEFORE NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	($6,346)	($7,763)	($8,751)	($13,366)

NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	0	14	4	0

NET LOSS	(6,346)	(7,749)	(8,747)	(13,366)

NET LOSS PER SHARE, BASIC AND DILUTED	($0.14)	($0.18)	($0.20)	($0.31)

SHARES USED IN COMPUTING BASIC AND DILUTED
NET LOSS PER SHARE	44,014	43,801	44,010	43,728

CONTACT:
Introgen Therapeutics, Inc.
C. Channing Burke, 512-708-9310 Ext. 322
c.burke@introgen.com
or
Vida Communication
Investors:
Stephanie Diaz, 415-675-7400
sdiaz@vidacommunication.com
or
Media:
Tim Brons, 415-675-7400
tbrons@vidacommunication.com